Exhibit 99.3

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

Sinclair to Refinance its Existing Bank Credit Facility to Raise

Additional Term Loan and Revolving Commitments

BALTIMORE (March 18, 2013) — Sinclair Broadcast Group, Inc. (“Sinclair” or the “Company”) (Nasdaq: SBGI) announced today that its wholly-owned subsidiary, Sinclair Television Group, Inc. (“STG”), intends to  refinance  its existing bank credit facility via an amendment and restatement to raise new term loan and revolving commitments and to introduce increased operating flexibility into the new bank credit facilities.

Sinclair is seeking $900.0 million of new term loans, which is expected to consist of $500.0 million in new term A loans maturing April 2018 and $400.0 million in new term B loans maturing April 2020.  In addition, Sinclair will seek to obtain a new $100.0 million revolving line of credit maturing April 2018.  The new term loans, cash on hand and/or a draw under the new revolving line of credit, are expected to be used refinance amounts outstanding under the existing bank credit facility and to fund the previously announced acquisitions of the Barrington Broadcasting Group and certain of the Cox Media Group television stations, which acquisitions are expected to close in the second quarter of 2013.  Due to timing related to the closing and funding of the acquisitions, approximately $445.0 million of the new term loan commitments are expected to be drawn on a delayed basis.  In connection with this refinancing, Sinclair will seek to introduce additional operating flexibility into the new bank credit facilities, including, increased incremental loan capacity, increased television station acquisition capacity and increased flexibility under the negative covenants.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 112 television stations in 61 markets, after pending transactions.  Sinclair’s television group reaches approximately 30% of U.S. television households and includes FOX, ABC, CBS, NBC, MNT, CW and an Azetca affiliate.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, STG’s ability to consummate the proposed refinancings, obtain the necessary approvals to close on pending acquisitions, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as its comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.

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